EXHIBIT 23.0    CONSENT OF CROWE, CHIZEK AND COMPANY LLP




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (No. 333-41085) on Form S-8 of Delphos Citizens Bancorp, Inc. of our report, dated October 29, 1999, related to the consolidated statements of financial condition of Delphos Citizens Bancorp, Inc. as of September 30, 1999 and 1998 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended September 30, 1999.


                        /s/ Crowe, Chizek and Company LLP
                        ----------------------------------
                           Crowe, Chizek and Company LLP


Columbus, Ohio
December 27, 1999